Exhibit 99.3

INVITAE CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of Invitae Corporation (hereinafter referred to as the "Company" or "Invitae" or "we" and similar terms unless the context indicates otherwise), Jungla Inc. ("Jungla") and Singular Bio, Inc. ("Singular Bio") and are adjusted to give effect to the July 2019 acquisition of Jungla as well as the June 2019 acquisition of Singular Bio.

The acquisitions of Singular Bio and Jungla have been accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification ("ASC") 805 - Business Combinations. Under the acquisition method of accounting, the total purchase consideration of the acquisition is allocated to the tangible assets and identifiable intangible assets and liabilities assumed based on their relative fair values. The excess of the purchase consideration over the net tangible and identifiable intangible assets is recorded as goodwill. The purchase price allocation is preliminary because valuation of the net tangible and identifiable intangible assets is still being finalized. Accordingly, the pro forma adjustments related to the purchase price allocation and certain other estimates, assumptions, and adjustments are preliminary and subject to change during the measurement period (up to one year from the acquisition date).

The following unaudited pro forma condensed combined balance sheet as of June 30, 2019 is based on the Company's historical unaudited condensed consolidated balance sheet and Jungla's historical unaudited balance sheet as of June 30, 2019. The unaudited pro forma condensed combined balance sheet gives effect to the Jungla acquisition as if it had occurred on June 30, 2019, and includes all adjustments that are directly attributable to the acquisition and are factually supportable. The unaudited pro forma condensed consolidated balance sheet includes Singular Bio financial information as the transaction was reflected in the Company's balance sheet at June 30, 2019 included in the Company's Quarterly Report on Form 10-Q filed with the SEC on August 6, 2019.

The following unaudited pro forma condensed combined statements of operations are for the year ended December 31, 2018 and the six months ended June 30, 2019 and present the historical statements of operations of the Company adjusted to reflect the Company’s acquisitions of Jungla and Singular Bio as if both had occurred on January 1, 2018. The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined statements of operations to give effect to pro forma events that are: (1) directly attributable to the acquisitions, (2) factually supportable, and (3) expected to have a continuing impact on the combined results following the acquisitions.

The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not intended to represent or be indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been achieved if Invitae, Jungla, and Singular Bio had been a combined company during the period presented. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma condensed combined statement of operations does not reflect any operating efficiencies and/or cost savings that Invitae may achieve with respect to the combined companies.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the following:

•
Invitae's historical consolidated financial statements and accompanying notes included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on February 28, 2019;

•
Invitae's historical consolidated financial statements and accompanying notes included in its Quarterly Report on Form 10-Q as of and for the six months ended June 30, 2019 filed with the SEC on August 6, 2019;

•	Jungla's historical unaudited financial statements and related notes for the year ended December 31, 2018 which are included as Exhibit 99.1 hereto;

•	Jungla's financial statements and notes thereto for the three months ended March 31, 2019 included as Exhibit 99.2 hereto;

•
Singular Bio's historical financial statements and related notes for the years ended December 31, 2018, 2017, and 2016 included as Exhibit 99.1 to Invitae's Amendment No. 1 to Invitae's Current Report on Form 8-K filed August 28, 2019; and

•
Singular Bio's financial statements and notes thereto for the three months ended March 31, 2019 included as Exhibit 99.2 to Amendment No. 1 to Invitae's Current Report on Form 8-K filed August 28, 2019.

INVITAE CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2019
(in thousands)

	Historical
	Invitae	Jungla	Pro Forma Adjustments (Note 3)		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$247,000	$487	$(15,412)	A	$232,075
Marketable securities	800	—	—		800
Accounts receivable	23,143	—	—		23,143
Prepaid expenses and other current assets	16,976	21	—		16,997
Total current assets	287,919	508	(15,412)		273,015
Property and equipment, net	29,021	10	—		29,031
Operating lease assets	40,228	—	—		40,228
Restricted cash	6,243	—	—		6,243
Intangible assets, net	57,832	487	43,653	G, H	101,972
Goodwill	76,556	—	23,190	I	99,746
Other assets	5,103	21	—		5,124
Total assets	$502,902	$1,026	$51,431		$555,359
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,255	$87	$—		$5,342
Accrued liabilities	27,801	11	3,715	B, C, K	31,527
Operating lease obligations	5,102	—	—		5,102
Finance lease obligations	1,934	—	—		1,934
Total current liabilities	40,092	98	3,715		43,905
Operating lease obligations, net of current portion	45,694	—	—		45,694
Finance lease obligations, net of current portion	429	—	—		429
Debt	75,184	—	—		75,184
Other long-term liabilities	—	5	7,600	C	7,605
Total liabilities	161,399	103	11,315		172,817
Stockholders’ equity:
Convertible preferred stock	—	2,701	(2,701)	J	—
Common stock	9	—	—	E, J	9
Additional paid-in capital	944,559	397	34,930	D, E, J	979,886
Accumulated deficit	(603,065)	(2,175)	7,887	F, J, K, M	(597,353)
Total stockholders’ equity	341,503	923	40,116		382,542
Total liabilities and stockholders’ equity	$502,902	$1,026	$51,431		$555,359

See accompanying notes to unaudited pro forma condensed combined financial statements

INVITAE CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2019
(in thousands, except per share data)

	Historical				Invitae and Singular Bio Pro Forma	Historical
	Invitae	Singular Bio	Pro Forma Adjustments (Note 5)			Jungla	Pro Forma Adjustments (Note 3)		Pro Forma Combined
Revenue:
Test revenue	$91,921	$—	$—		$91,921	$—	$—		$91,921
Other revenue	2,107	—	—		2,107	—	—		2,107
Total revenue	94,028	—	—		94,028	—	—		94,028
Cost of revenue	49,260	—	—		49,260	—	2,207	L	51,467
Research and development	43,296	866	(2,586)	A	41,576	329	—		41,905
Selling and marketing	54,972	—	—		54,972	20	—		54,992
General and administrative	34,593	1,752	(7,188)	B, C, D	29,157	206	(190)	K	29,173
Loss from operations	(88,093)	(2,618)	9,774		(80,937)	(555)	(2,017)		(83,509)
Other income (expense), net	2,019	2,051	(2,025)	C	2,045	26	—		2,071
Interest expense	(4,229)	(774)	774	E	(4,229)	—	—		(4,229)
Net loss before taxes	(90,303)	(1,341)	8,523		(83,121)	(529)	(2,017)		(85,667)
Income tax benefit	(3,950)	—	3,950	F	—	—	—		—
Net loss	$(86,353)	$(1,341)	$4,573		$(83,121)	$(529)	$(2,017)		$(85,667)
Net loss per share, basic and diluted	$(1.01)				$(0.95)				$(0.96)
Shares used in computing net loss per share, basic and diluted	85,148		2,347	G	87,495		1,366	N	88,861

See accompanying notes to unaudited pro forma condensed combined financial statements

INVITAE CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2018
(in thousands, except per share data)

	Historical				Invitae and Singular Bio Pro Forma	Historical
	Invitae	Singular Bio	Pro Forma Adjustments (Note 5)			Jungla	Pro Forma Adjustments (Note 3)		Pro Forma Combined
Revenue:
Test revenue	$144,560	$—	$—		$144,560	$—	$—		$144,560
Other revenue	3,139	—	—		3,139	—	—		3,139
Total revenue	147,699	—	—		147,699	—	—		147,699
Cost of revenue	80,105	—	—		80,105	—	4,414	L	84,519
Research and development	63,496	1,232	—		64,728	414	—		65,142
Selling and marketing	74,428	—	—		74,428	24	—		74,452
General and administrative	52,227	817	(1,000)	C	52,044	164	—		52,208
Loss from operations	(122,557)	(2,049)	1,000		(123,606)	(602)	(4,414)		(128,622)
Other income (expense), net	(2,568)	979	(975)	C	(2,564)	—	—		(2,564)
Interest expense	(7,030)	(708)	708	E	(7,030)	—	—		(7,030)
Net loss before taxes	(132,155)	(1,778)	733		(133,200)	(602)	(4,414)		(138,216)
Income tax benefit	(2,800)	—	—		(2,800)	—	—		(2,800)
Net loss	$(129,355)	$(1,778)	$733		$(130,400)	$(602)	$(4,414)		$(135,416)
Net loss per share, basic and diluted	$(1.94)				$(1.88)				$(1.92)
Shares used in computing net loss per share, basic and diluted	66,747		2,499	G	69,246		1,366	N	70,612

See accompanying notes to unaudited pro forma condensed combined financial statements

INVITAE CORPORATION
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Acquisition of Jungla
In July 2019, we acquired 100% of the equity interest of Jungla, a privately held company developing a platform for molecular evidence testing in genes, for approximately $59.0 million, comprised of $44.9 million in the form shares of our common stock and the remainder in cash. We agreed to pay a portion of the cash and issue approximately 0.2 million shares of our common stock after a 12-month period, subject to a hold back to satisfy indemnification obligations that may arise.
As a part of the consideration, the Company may be required to pay $10.7 million of contingent consideration based on the achievement of post-closing milestones contingent on the ongoing development, $9.6 million of which would be in the form of shares of our common stock and the remainder in cash. The milestones are expected to be completed within two years. The material factors that may impact the fair value of the contingent consideration, and therefore, this liability, are the probabilities and timing of achieving the related milestones and the discount rate we used to estimate the fair value. Significant changes in any of the probabilities of success would result in a significant change in the fair value, which will be estimated at each reporting date with changes reflected as a general and administrative expense.
In connection with the acquisition, a portion of Jungla's equity awards that were outstanding and unvested prior to the acquisition became fully vested per the terms of the merger agreement. The acceleration of vesting required us to allocate the fair value of the equity attributable to pre-combination service to the purchase price and the remaining amount was considered our post-combination expense. In July 2019, we recognized post-combination expense related to the acceleration of unvested equity of $2.9 million, which was recorded as general and administrative expense.
The following table summarizes the purchase price and post-combination expense recorded as a part of the acquisition of Jungla (in thousands):

	Purchase Price	Post-combination Expense
Cash transferred	$13,261	$2,151
Hold-back consideration - cash	270	253
Hold-back consideration - common stock	4,574	—
Contingent consideration	10,158	542
Common stock transferred	30,753	—
Total	$59,016	$2,946
Assets acquired and liabilities assumed are recorded based on valuations derived from estimated fair value assessments and assumptions used by us. While we believe that our estimates and assumptions underlying the valuations are reasonable, different estimates and assumptions could result in different valuations assigned to the individual assets acquired and liabilities assumed, and the resulting amount of goodwill. The following table summarizes the fair values of assets acquired and liabilities assumed as if the acquisition occurred on June 30, 2019 (in thousands):

Cash	$487
Developed technology	44,140
Total identifiable assets acquired	44,627
Current liabilities assumed	(51)
Deferred tax liability	(8,750)
Net identifiable assets acquired	35,826
Goodwill	23,190
Total purchase price	$59,016

Our purchase price allocation for our acquisition of Jungla is preliminary and subject to revision as additional information about fair value of assets and liabilities becomes available. Additional information that existed as of the acquisition date but at the time was unknown to us may become known to us during the remainder of the measurement period, a period not to exceed 12 months from the acquisition date.
We measured the identifiable assets and liabilities assumed at their acquisition date fair values separately from goodwill. The intangible asset acquired is developed technology related to Jungla's functional molecular platform. The fair value of the developed technology was estimated using an income approach for $44.1 million with an estimated useful life of ten years.
Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. The acquisition of Jungla resulted in the recognition of $23.2 million of goodwill which we believe consists primarily of technological expertise related to large-scale molecular and genomic technologies and the ability to expand the use of these into other areas of our business. Goodwill created as a result of the acquisition of Jungla is not deductible for tax purposes.
We recorded an income tax benefit of $8.8 million in July 2019 due to net deferred tax liabilities assumed in connection with our acquisition of Jungla which we believe may provide a future source of income to support the realization of our existing deferred tax assets and resulted in a partial release of our valuation allowance.

2. Jungla Historical Financial Statement Reclassification

As part of Invitae's integration efforts, we reviewed the account balances for Jungla to determine any adjustments or reclassifications for Jungla's results of operations or for its assets or liabilities in order to conform to our accounting policies and classifications. During the preparation of these unaudited pro forma condensed combined financial statements, we reclassified $0.5 million of developed technology from fixed assets into intangible assets.

3. Pro forma adjustments related to the acquisition of Jungla

The following pro forma adjustments are included in the unaudited pro forma condensed combined financial statements:

A	To adjust for the $15.4 million cash paid to shareholders of Jungla.

B	To reflect the increase in accrued liabilities for the potential future cash payment of up to $0.5 million to be made, within 12 months, as part of the purchase price.

C	To reflect the fair value of the contingent consideration of $10.7 million. The portion presented as short-term of $3.1 million is expected to be paid within 12 months.

D	To reflect the potential future issuance of up to 0.2 million shares of our common stock. This was valued based on the Company’s shares of common stock as of the close date for $4.6 million.

E	To reflect the 1.4 million shares of our common stock issued at the closing of acquisition valued at $30.8 million.

F	To reflect the $2.9 million post-combination compensation expense recognized due to the acceleration of Jungla’s equity awards.

G	To eliminate the historical developed technology recorded by Jungla of $0.5 million.

H
To reflect the fair value of the developed technology acquired. The fair value was determined using an income approach, which requires us to forecast expected future cash flows. These preliminary estimates of fair value may differ from the final amount the Company will determine after completing a detailed valuation analysis, and the difference could have a material effect on the accompanying unaudited pro forma condensed combined financial statements. Any change in the fair value of the developed technology would cause a corresponding increase or decrease to goodwill.

I	To reflect the goodwill recognized from the acquisition.

J	To eliminate Jungla's historical equity balances.

K
Within the pro forma condensed combined balance sheet, an adjustment to record the $0.1 million of transaction expenses directly related to the acquisition incurred by Invitae subsequent to June 30, 2019 not reflected in its historical financial statements. Within the pro forma condensed combined statements of operations, an adjustment to eliminate $0.2 million of transaction expenses incurred by both Invitae and Jungla during the six months ended June 30, 2019 and were directly related to the acquisition which are considered nonrecurring.

L
To reflect the additional amortization of the acquired developed technology. The developed technology is amortized straight-line over an estimated useful life of 10 years, resulting in amortization of $2.2 million for the six months ended June 30, 2019 and $4.4 million for the year ended December 31, 2018. As noted above, the fair value of the developed technology is preliminary. As the primary use of the developed technology is to generate revenue, the amortization is presented as cost of revenue.

M	To record the income tax benefit recognized due to the deferred tax liability assumed by Invitae as part of our acquisition of Jungla.

N
To reflect the shares of common stock issued as part of the acquisition. Potentially dilutive securities, consisting of the contingent consideration and future shares potentially issuable, were excluded from the calculation of diluted net loss per share because their effect would be antidilutive for all periods presented.

4. Acquisition of Singular Bio

In June 2019, we acquired 100% of the fully diluted equity of Singular Bio, a privately held company developing single molecule detection technology, for approximately $57.3 million, comprised of $53.9 million in the form of 2.5 million shares of our common stock and the remainder in cash.

Prior to the acquisition, in September 2018 we entered into a co-development agreement with Singular Bio whereby we paid Singular Bio $3.0 million for a 12-month right of first refusal and an opportunity to conduct due diligence on its business. As of January 2019, we made all required payments under the terms of this co-development agreement.
In connection with the acquisition, all of Singular Bio's equity awards that were outstanding and unvested prior to the acquisition became fully vested per the terms of the merger agreement. The acceleration of vesting required us to allocate the fair value of the equity attributable to pre-combination service to the purchase price and the remaining was considered our post-combination expense. We recognized post-combination expense related to the acceleration of unvested equity of $3.2 million which was recorded as Invitae's general and administrative expense during the three months ended June 30, 2019.

5. Pro forma adjustments related to the acquisition of Singular Bio

The following pro forma adjustments are included in the unaudited pro forma condensed combined statements of operations:

A	To remove the $2.6 million of stock-based compensation related to the time-based RSUs and performance-based RSUs granted in connection with the Singular Bio acquisition.

B	To eliminate the nonrecurring post-combination expense of $3.2 million recorded due to the acceleration of unvested equity.

C
To eliminate the effects of the $3.0 million co-development agreement between Invitae and Singular Bio. Invitae recognized expense related to the co-development agreement from September 2018 through June 2019 through general and administrative expense with $1.0 million recognized during the year ended December 31, 2018 and the remaining $2.0 million during the six months ended June 30, 2019. Singular Bio recognized other income (expense) related to this co-development agreement of $1.0 million during the year ended December 31, 2018 and $2.0 million during the six months ended June 30, 2019.

D
To eliminate $2.0 million of nonrecurring transaction costs incurred by both Invitae and Singular Bio that were incurred during the three months ended June 30, 2019 and were directly related to the transaction.

E
To remove interest expenses related to extinguished debt and debt-like items incurred by Singular Bio of $0.7 million during the year ended December 31, 2018 and $0.8 million during the six months ended June 30, 2019. This debt was not assumed by Invitae in connection with the acquisition.

F	To remove the income tax benefit recognized due to net deferred tax liabilities assumed in connection with our acquisition of Singular Bio.

G	To reflect the 2.5 million shares of Invitae common stock issued in connection with the acquisition of Singular Bio.